                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                       Taro Pharmaceutical Industries Ltd.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

            Ordinary Shares, NIS 0.0001 Nominal (Par) Value Per Share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M8737E108
                                    ---------
                                 (CUSIP Number)

                                 August 9, 2005
                                 --------------
                      (Date of Event which Requires Filing
                               of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)
      [X]   Rule 13d-1(c)
      [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M8737E108                   13G                     Page 2 of 13 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         S.A.C. Capital Advisors, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
    NUMBER OF     5     SOLE VOTING POWER

     SHARES             0
                  --------------------------------------------------------------
  BENEFICIALLY    6     SHARED VOTING POWER

    OWNED BY            1,525,000 (see Item 4)
                  --------------------------------------------------------------
      EACH        7     SOLE DISPOSITIVE POWER

    REPORTING           0
                  --------------------------------------------------------------
     PERSON       8     SHARED DISPOSITIVE POWER

      WITH              1,525,000 (see Item 4)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,525,000 (see Item 4)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.2% (see Item 4)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. M8737E108                   13G                     Page 3 of 13 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         S.A.C. Capital Management, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
    NUMBER OF     5     SOLE VOTING POWER

     SHARES             0
                  --------------------------------------------------------------
  BENEFICIALLY    6     SHARED VOTING POWER

    OWNED BY            1,525,000 (see Item 4)
                  --------------------------------------------------------------
      EACH        7     SOLE DISPOSITIVE POWER

    REPORTING           0
                  --------------------------------------------------------------
     PERSON       8     SHARED DISPOSITIVE POWER

      WITH              1,525,000 (see Item 4)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,525,000 (see Item 4)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.2% (see Item 4)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. M8737E108                   13G                     Page 4 of 13 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         S.A.C. Capital Associates, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Anguilla, British West Indies
--------------------------------------------------------------------------------
    NUMBER OF     5     SOLE VOTING POWER

     SHARES             0
                  --------------------------------------------------------------
  BENEFICIALLY    6     SHARED VOTING POWER

    OWNED BY            1,525,000 (see Item 4)
                  --------------------------------------------------------------
      EACH        7     SOLE DISPOSITIVE POWER

    REPORTING           0
                  --------------------------------------------------------------
     PERSON       8     SHARED DISPOSITIVE POWER

      WITH              1,525,000 (see Item 4)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,525,000 (see Item 4)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.2% (see Item 4)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. M8737E108                   13G                     Page 5 of 13 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sigma Capital Management, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
    NUMBER OF     5     SOLE VOTING POWER

     SHARES             0
                  --------------------------------------------------------------
  BENEFICIALLY    6     SHARED VOTING POWER

    OWNED BY            325,000 (see Item 4)
                  --------------------------------------------------------------
      EACH        7     SOLE DISPOSITIVE POWER

    REPORTING           0
                  --------------------------------------------------------------
     PERSON       8     SHARED DISPOSITIVE POWER

      WITH              325,000 (see Item 4)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         325,000 (see Item 4)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.1% (see Item 4)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. M8737E108                   13G                     Page 6 of 13 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sigma Capital Associates, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Anguilla, British West Indies
--------------------------------------------------------------------------------
    NUMBER OF     5     SOLE VOTING POWER

     SHARES             0
                  --------------------------------------------------------------
  BENEFICIALLY    6     SHARED VOTING POWER

    OWNED BY            325,000 (see Item 4)
                  --------------------------------------------------------------
      EACH        7     SOLE DISPOSITIVE POWER

    REPORTING           0
                  --------------------------------------------------------------
     PERSON       8     SHARED DISPOSITIVE POWER

      WITH              325,000 (see Item 4)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         325,000 (see Item 4)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.1% (see Item 4)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. M8737E108                   13G                     Page 7 of 13 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Steven A. Cohen
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
    NUMBER OF     5     SOLE VOTING POWER

     SHARES             0
                  --------------------------------------------------------------
  BENEFICIALLY    6     SHARED VOTING POWER

    OWNED BY            1,850,000 (see Item 4)
                  --------------------------------------------------------------
      EACH        7     SOLE DISPOSITIVE POWER

    REPORTING           0
                  --------------------------------------------------------------
     PERSON       8     SHARED DISPOSITIVE POWER

      WITH              1,850,000 (see Item 4)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,850,000 (see Item 4)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.3% (see Item 4)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(A)      NAME OF ISSUER:

               Taro Pharmaceutical Industries Ltd.

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               Italy House, Euro Park
               Yakum 60972, Israel

ITEMS 2(A)     NAME OF PERSON FILING:

               This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to shares of ordinary shares, NIS 0.0001 nominal (par) value per share ("Shares") of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates; (iii) SAC Capital Associates with respect to Shares beneficially owned by it; (iv) Sigma Capital Management, LLC ("Sigma Capital Management") with respect to Shares beneficially owned by Sigma Capital Associates, LLC ("Sigma Capital Associates"); (v) Sigma Capital Associates with respect to Shares beneficially owned by it; and (vi) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, Sigma Capital Management and Sigma Capital Associates.

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management and Sigma Capital Management is 540 Madison Avenue, New York, New York 10022, and
               (iii) SAC Capital Associates and Sigma Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

ITEM 2(C)      CITIZENSHIP:

               SAC Capital Advisors, SAC Capital Management and Sigma Capital Management are Delaware limited liability companies. SAC Capital Associates and Sigma Capital Associates are Anguillan limited liability companies. Mr. Cohen is a United States citizen.

ITEM 2(D)      TITLE OF CLASS OF SECURITIES:

               Ordinary Shares, NIS 0.0001 Nominal (Par) Value Per Share

ITEM 2(E)      CUSIP NUMBER:

               M8737E108

ITEM 3         Not Applicable

ITEM 4         OWNERSHIP:

               The percentages used herein are calculated based upon the Shares issued and outstanding as reported on the Issuer's annual report on Form 20-F filed with the Securities and Exchange Commission by the Company for the year ended December 31, 2004.

               As of the close of business on August 18, 2005:

               1. S.A.C. Capital Advisors, LLC
               (a) Amount beneficially owned: 1,525,000
               (b) Percent of class: 5.2%
               (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,525,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,525,000

               2. S.A.C. Capital Management, LLC
               (a) Amount beneficially owned: 1,525,000
               (b) Percent of class: 5.2%
               (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,525,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,525,000

               3. S.A.C. Capital Associates, LLC
               (a) Amount beneficially owned: 1,525,000
               (b) Percent of class: 5.2%
               (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,525,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,525,000

               4. Sigma Capital Management, LLC
               (a) Amount beneficially owned: 325,000
               (b) Percent of class: 1.1%
               (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 325,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 325,000

               5. Sigma Capital Associates, LLC
               (a) Amount beneficially owned: 325,000
               (b) Percent of class: 1.1%
               (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 325,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 325,000

               6. Steven A. Cohen
               (a) Amount beneficially owned: 1,850,000
               (b) Percent of class: 6.3%
               (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,850,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,850,000

               SAC Capital Advisors, SAC Capital Management, Sigma Capital Management, and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and Sigma Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of
               (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 1,525,000 Shares (constituting approximately 5.2% of the Shares outstanding) and (ii) Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 325,000 Shares (constituting approximately 1.1% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

ITEM 10        CERTIFICATION:

      By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 19, 2005


S.A.C. CAPITAL ADVISORS, LLC

By: /s/ Peter Nussbaum
   ---------------------------
Name: Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   ---------------------------
Name: Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   ---------------------------
Name: Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   ---------------------------
Name: Peter Nussbaum
Title: Authorized Person

SIGMA CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   ---------------------------
Name: Peter Nussbaum
Title: Authorized Person


STEVEN A. COHEN


By: /s/ Peter Nussbaum
   ---------------------------
Name: Peter Nussbaum
Title: Authorized Person